Exhibit 10.44

SUMMARY OF CASH COMPENSATION

FOR DIRECTORS OF

WORTHINGTON INDUSTRIES, INC.

(Approved June 29, 2011 and effective September, 2011)

On June 29, 2011, the Board of Directors (the “Board”) approved the following changes to the cash compensation for non-employee directors of Worthington Industries, Inc. (the “Company”), based on market information. The changes take effect September, 2011. Non-employee directors of the Company receive the following cash compensation. Directors who are employees of the Company receive no additional compensation for serving as members of the Board or as members of Board committees. Directors are reimbursed for out-of-pocket expenses incurred in connection with their serving as directors, including travel expenses.

	Prior	New
Annual Retainer:	$45,000	$55,000

Lead Independent Director Annual Retainer:	$25,000	$25,000

Attendance at a Board Meeting (including telephonic meetings):	$1,500	$1,500

Audit Committee Chair Additional Annual Retainer:	$10,000	$15,000

Compensation Committee Chair Additional Annual Retainer:	$7,500	$10,000

Committee Chair (other than Audit or Compensation) Additional Annual Retainer:	$7,500	$7,500

Attendance at a Board Committee Meeting (including telephonic meetings):	$1,500	$1,500